Exhibit 99.7

WAIVER

March 25, 2014

This Waiver is hereby given to Interleukin Genetics, Inc., a Delaware corporation (the “Company”), by Delta Dental Plan of Michigan, Inc., a Michigan nonprofit corporation and stockholder of the Company (“DDMI”). Reference is hereby made to that certain Common Stock Purchase Agreement, dated May 17, 2013, by and among the Company and the purchasers signatory thereto (the “Purchase Agreement”).

WHEREAS, pursuant to Section 6 of the Purchase Agreement, DDMI was entitled to designate one (1) person to be appointed to the Company’s Board of Directors;

WHEREAS, DDMI designated Goran Jurkovic to be appointed as a Class III director with a term ending at the Company’s 2015 annual meeting of stockholders in accordance with the provisions of Section 6 of the Purchase Agreement;

WHEREAS, Goran Jurkovic was so appointed as a director of the Company in accordance with the Company’s Bylaws; and

WHEREAS, effective March 25, 2014, Goran Jurkovic voluntarily resigned his position as a director of the Company, and as a member of all committees of the Company’s Board on which he served.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DDMI for itself and its successors and assigns does hereby acknowledge and agree:

(i) to forever abandon and waive any rights DDMI may have pursuant to the Purchase Agreement to designate any Director Designee (as defined in the Purchase Agreement), and to have such Director Designee be nominated by the Company’s Board of Directors for election to such Board of Directors; and

(ii) to forever abandon and waive any rights DDMI may have pursuant to the Purchase Agreement to replace any Director Designee who ceases to serve as a director of the Company for any reason, and to have the Company’s Board of Directors appoint and elect such replacement directors.

IN WITNESS WHEREOF, the undersigned has executed this Waiver as of the date first written above.

DELTA DENTAL PLAN OF MICHIGAN, INC.

By:	/s/ Laura L. Czelada
Name:	Laura L. Czelada, CPA
Title:	President & Chief Executive Officer